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                                                                     EXHIBIT 2.6


                SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS


         This Settlement Agreement and Mutual Release of Claims ("RELEASE"), executed to be effective as of February 20, 2002, is made and entered into by and among POINT TO POINT NETWORK SERVICES, INC., a Delaware corporation ("PTP"), and NEXTGEN COMMUNICATIONS CORPORATION, a Delaware corporation formerly known as U S Industrial Services, Inc., and parent corporation of PTP ("NEXTGEN"), on the one side, and W. MICHAEL SULLIVAN, an individual resident of the Commonwealth of Massachusetts ("SULLIVAN"), on the other side, on the date this Release is fully executed by all parties as set out below (the "EXECUTION DATE").

                               I. OPERATIVE FACTS

         A. On June 29, 2001, the Board of Directors of PTP hired Sullivan as the President of PTP, and on the same date Sullivan and PTP entered into an Executive Employment Agreement (the "EMPLOYMENT AGREEMENT");

         B. On June 29, 2001, PTP executed a Term Note for the benefit of Sullivan, in the original principal amount of $339,870.29 (the "TERM NOTE");

         C. On June 29, 2001, PTP, Sullivan and Nextgen entered into a Reorganization Agreement and Plan of Merger (the "MERGER AGREEMENT"), and an Escrow Agreement (the "ESCROW AGREEMENT"), Voting Agreement (the "VOTING AGREEMENT"), and Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") in connection therewith.

         D. Sullivan's employment relationship with PTP has been terminated, and disputes have arisen among Sullivan, PTP and Nextgen concerning their respective rights and obligations under the Employment Agreement, the Term Note, and the Merger Agreement;

         E. In exchange for the consideration exchanged below, the receipt and sufficiency of which are hereby acknowledged, PTP and Nextgen, on the one side, and Sullivan on the other side, agree and covenant as follows:


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                            II. TERMS OF SETTLEMENT

         1. RELEASES BY PTP AND NEXTGEN. In consideration for the transfer from Sullivan of the Transferred Shares (defined below) set forth in Section 4(a) herein and Sullivan's release of PTP and Nextgen set forth in Section 2 herein, PTP and Nextgen, together with any person or entity claiming through either of PTP or Nextgen, hereby release, acquit, and forever discharge Sullivan, and his heirs, assigns, devisees, legatees, executors, attorneys, and representatives (such persons and entities being hereinafter referred to as a "SULLIVAN RELEASED PARTY"), from any and all debts, claims, obligations (excluding Sullivan's obligations under Section 6.2 of the Merger Agreement and Articles 5 and 6 of the Employment Agreement), liabilities, demands, damages, actions, or causes of every nature and kind whatsoever, monetary or otherwise, whether known or unknown, in law or in equity, now existing or arising in the future, for, in connection with, attributable to, or arising out of any action, omission, occurrence, event, or dealings, directly or indirectly, with, between, or among the parties hereto and/or any Sullivan Released Party prior to the date of this Agreement. In addition, PTP and Nextgen agree to indemnify and hold harmless the Sullivan Released Parties from and against any and all losses, claims, demands, expenses (including attorneys' fees) or liabilities of whatever nature or kind (collectively, "LIABILITIES") suffered or incurred by the Sullivan Released Parties arising out of any lawsuit or other action threatened or instituted by the stockholders of Nextgen against any Sullivan Released Party in connection with Nextgen's acquisition, operation or ownership of PTP, all to the maximum extent permitted by law.

         2. RELEASES BY SULLIVAN. In consideration for the payment from the Company of the Sullivan Payments (defined below) set forth in Section 4(c) herein and PTP's and Nextgen's release of Sullivan set forth in Section 1 herein, Sullivan, together with any person or entity claiming through Sullivan, hereby releases, acquits, and forever discharges PTP and Nextgen and any predecessors or successors in interest thereof, and their officers, directors, stockholders, employees, agents, attorneys, and representatives (such persons and entities being hereinafter referred to as a "PTP RELEASED PARTY"), from


SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS - PAGE 2
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any and all debts, claims, obligations (excluding Nextgen's obligation to register the Retained Shares, pursuant to the Registration Rights Agreement), liabilities, demands, damages, actions, or causes of every nature and kind whatsoever, monetary or otherwise, whether known or unknown, in law or in equity, now existing or arising in the future, for, in connection with, attributable to, or arising out of any action, omission, occurrence, event, or dealings, directly or indirectly, with, between, or among the parties hereto and/or any PTP Released Party prior to the date of this Agreement.

         3. COVENANT NOT TO SUE. Each party, by executing this Agreement, hereby covenants that he or it will not bring any action or proceeding, or cause any entity owned, affiliated, or controlled by him or it to bring any action or proceeding, or assist in the prosecution of any action or proceeding by any person purporting to claim through him or it in any court or tribunal seeking any kind of relief, either monetary or equitable, with respect to any claim released herein.

         4. PAYMENT AND CONSIDERATION. The parties further agree as follows:

                  (a) On the Closing Date, Sullivan shall transfer to Nextgen 1,800,000 shares (the "TRANSFERRED SHARES") of common stock, $.001 par value per share, of Nextgen ("COMMON STOCK"), presently owned by Sullivan.

                  (b) On the Closing Date, Sullivan shall execute the Repurchase Option Agreement attached hereto as Exhibit A (the "REPURCHASE OPTION AGREEMENT"), including the Assignment Separate from Certificate included therewith (the "ASSIGNMENT"), wherein Sullivan grants to Nextgen an option to repurchase the 200,000 shares of Common Stock he owns (after transferring the Transferred Shares to Nextgen) (the "RETAINED SHARES"). On the Closing Date, Nextgen shall deliver to Sullivan a stock certificate for the Retained Shares, with only the legend required by the Repurchase Option Agreement.

                  (c) On the Closing Date, PTP shall pay to Sullivan the following amounts (collectively, the "SULLIVAN PAYMENTS"): (i) $100,000.00 cash as severance, net of $49,842.67 withheld for taxes; (ii) Payment in full of the Term Note in cash, including all interest


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                           accrued thereon (which is agreed to be $353,004.58);
                           and (iii) $3,993.58 cash as reimbursement for certain expenses incurred by Sullivan in connection with his employment with PTP. For purposes of this Release, "cash" shall mean immediately available funds held in the Collins & Collins client funds account.

         5. TERMINATION OF EMPLOYMENT; VEHICLE LEASE; OTHER GUARANTEED OBLIGATIONS. The parties further agree as follows:

                  (a) Sullivan's employment with PTP terminated effective November 1, 2001 (the "TERMINATION DATE"). Sullivan has no further employment duties or responsibilities to PTP or Nextgen after the Termination Date. Sullivan, PTP and Nextgen agree that for all future purposes Sullivan, PTP and Nextgen will characterize Sullivan's termination of employment as a voluntary resignation.

                  (b) On or before the Closing Date, PTP shall obtain for Sullivan a complete release of Sullivan's obligations (the "RELEASE") under the lease agreement for the 2000 Toyota Landcruiser under which Sullivan is obligated (the "LEASE").

                  (c) PTP and Nextgen agree that, in the event that following the Closing (defined below) there are any obligations of PTP that are guaranteed by Sullivan, PTP and/or Nextgen shall, on a timely basis, fully perform such obligations, and indemnify and hold harmless Sullivan from and against any and all Liabilities relating to his guarantee of such obligations.

         6. CLOSING. The closing of the transactions contemplated by this Release (the "CLOSING") shall take place on such date and at such time and place as the parties may agree. If the Closing does not occur on or before March 15, 2002, this Release shall be null and void. The date on which the Closing occurs is referred to herein as the "CLOSING DATE". At the Closing, (a) Sullivan shall deliver or cause to be delivered to Nextgen (i) a stock certificate representing the Transferred Shares, together with an executed stock power, (ii) the original copy of the Term Note, marked "Cancelled" and "Paid In Full", which shall be held in escrow at Closing by Collins & Collins, and delivered to Fish & Richardson P.C. on the day


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following the Closing Date, and (iii) the executed Repurchase Option Agreement, including the executed Assignment, which Fish & Richardson P.C. shall hold in escrow during the term of the Repurchase Option Agreement, and (b) PTP and Nextgen shall deliver or cause to be delivered to Sullivan (i) the Sullivan Payments, (ii) a stock certificate representing the Retained Shares, (iii) evidence reasonably acceptable to Sullivan that he no longer has any obligations under the Lease, and (iv) an acknowledgment in a form reasonably acceptable to Sullivan stating that Sullivan's activities as a manufacturer's representative do not breach Sullivan's obligations under the Merger Agreement or Employment Agreement. The parties intend not to conduct a "physical" Closing, and agree that Sullivan shall deliver directly to Fish & Richardson P.C. all documents, instruments and other deliveries required on his part for the Closing (except for the cancelled Term Note, which Sullivan shall deliver to Collins & Collins at Closing, and Collins & Collins shall deliver to Fish & Richardson P.C. on the day following the Closing Date), and PTP and Nextgen shall deliver directly to Collins & Collins the Sullivan Payments, and all documents, instruments and other deliveries required on their part for the Closing. Fish & Richardson P.C. and Collins & Collins will hold all such deliveries in escrow pending the receipt of all deliveries required for the Closing, whereupon, at the written and joint direction of Sullivan, PTP and Nextgen, Fish & Richardson P.C. and Collins & Collins will release such deliveries and the Closing will occur.

         7. PTP'S AND NEXTGEN'S WARRANTY OF RIGHT TO SETTLE. PTP and Nextgen expressly warrant to Sullivan that no claims, demands, causes of action, liabilities, debts, costs, liens, obligations, responsibilities, covenants, agreements, expenses, interest, controversies, damages, losses, or other rights of PTP and/or Nextgen that are mentioned in this Release have been assigned, conveyed, or in any manner whatsoever transferred to any other person or entity and that PTP and/or Nextgen are the sole owners and holders of such claims, demands, causes of action, liabilities, debts, costs, liens, obligations, responsibilities, covenants, agreements, expenses, interest, controversies, damages, losses or other rights of PTP and/or Nextgen.

         8. SULLIVAN'S WARRANTY OF RIGHT TO SETTLE. Sullivan expressly warrants to PTP and Nextgen that no claims, demands, causes of action, liabilities, debts, costs, liens, obligations,


SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS - PAGE 5
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responsibilities, covenants, agreements, expenses, interest, controversies, damages, losses, or other rights of Sullivan that are mentioned in this Release have been assigned, conveyed, or in any manner whatsoever transferred to any other person or entity and that Sullivan is the sole owner and holder of such claims, demands, causes of action, liabilities, debts, costs, liens, obligations, responsibilities, covenants, agreements, expenses, interest, controversies, damages, losses or other rights of Sullivan.

         9. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SULLIVAN. In order to induce PTP and Nextgen to enter into this Release, Sullivan hereby further represents and warrants to PTP and Nextgen as follows:

                  (a) Sullivan has full power and authority to enter into and perform this Release and each other agreement, instrument and document required to be executed by Sullivan in connection herewith. This Release has been duly and validly executed and delivered by Sullivan and constitutes a valid and binding obligation of Sullivan enforceable against Sullivan in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

                  (b) Sullivan is the true and lawful record and beneficial owner of the Transferred Shares, and except as contemplated by the Merger Agreement and the documents executed in connection therewith, the Transferred Shares are free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances; none of the Transferred Shares is subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; none of the Transferred Shares is subject to any restrictions on transfer thereof; and Sullivan has the full power and authority to convey, and will convey to Nextgen and/or PTP, as the case may be, good and marketable title to the Transferred Shares, free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances.


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                  (c)      The execution, delivery and performance of this
                           Release by Sullivan will not (i) violate any federal, state, county or local law, rule or regulation applicable to Sullivan or his properties, (ii) violate or conflict with, or permit the cancellation of, any agreement to which Sullivan is a party, or by which Sullivan or his properties is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of such properties, or
                           (iii) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of, Sullivan. No action, consent or approval of, or filing with, any governmental authority is required in connection with the execution, delivery or performance by Sullivan of this Release (or any agreement or other document executed in connection herewith by Sullivan).

         10. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PTP AND NEXTGEN. In order to induce Sullivan to enter into this Release, each of PTP and Nextgen hereby further represent and warrant to Sullivan as follows:

                  (a) Such party has full power and authority to enter into and perform this Release and each other agreement, instrument and document required to be executed by such party in connection herewith. This Release has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

                  (b) The execution, delivery and performance of this Release by such party will not (i) violate any federal, state, county or local law, rule or regulation applicable to such party or its properties, (ii) violate or conflict with, or permit the cancellation of, any agreement to which such party is a party, or by which such party or its properties is bound, or result in the creation of any lien, security interest, charge or encumbrance


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                           upon any of such properties, or (iii) permit the
                           acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of, such party. No action, consent or approval of, or filing with, any governmental authority is required in connection with the execution, delivery or performance by such party of this Release (or any agreement or other document executed in connection herewith by such party).

         11. NO ADVERSE INTERFERENCE FROM SETTLEMENT. This Release shall not be construed as an admission of liability, which liability is expressly denied by all parties.

         12. PARTIES HAVE REVIEWED AND UNDERSTAND RELEASE. The parties to this Release agree that they have carefully reviewed this Release; that they understand its terms; that they sought legal advice with respect to this Release; that they have relied wholly upon their own judgment and knowledge and have not been influenced to any extent whatsoever in executing this Release by any representations or statements made by the other side or anyone acting on behalf of the other side; that the parties have made no promises or representations to the other side which are not contained herein; that the aforesaid consideration is contractual and not a mere recital; that all agreements and understandings between the parties are embodied and expressed herein; that the "operative facts" clauses contained herein are hereby made a part of this Release; that this Release states the entire agreement of the parties hereto and supersedes all prior and contemporaneous negotiations and agreements, oral or written, relating to the subject matter of this Release, and all prior and contemporaneous negotiations and agreements relating to the subject matter of this Release are deemed incorporated into this Release or are deemed to have been abandoned if not so incorporated herein; that this Release may be amended only by a written agreement signed by the parties hereto and a breach of this Release may be waived only by a written waiver signed by the party granting the waiver; that the waiver of any breach of this Release shall not operate nor be construed as a waiver of any other similar or prior or subsequent breach of this Release; and that neither this Release nor any part hereof shall be construed or used as an admission of liability by any party to this Release.


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         13. SEVERABILITY. Should any part, term, or provision of this Release be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and any part, term or provision, if finally declared or determined by any court to be illegal or invalid, shall be deemed not to be a part of this Release, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal or invalid part, term or provision as may be possible and be legal, valid and enforceable.

         14. APPLICABLE LAW; JURISDICTION AND VENUE. The validity, effect, and performance of this Release and the obligations and rights of the parties hereunder shall be determined, interpreted, resolved, and governed by reference to the laws of the State of Delaware. Further, all parties agree to submit to the personal jurisdiction of a court having proper subject-matter jurisdiction that sits in New Castle County, Delaware for resolution of any and all disputes that may arise between the parties related to this Release.

         15. MULTIPLE ORIGINALS. This Release will be executed in duplicate originals.

         16. HEADINGS. The headings contained in this Release are for convenience only and are not intended to vary or supplement the terms of the section that follows the heading. The headings are not to be given any weight if an issue arises regarding the interpretation of this Release.

         17. PARTIES IN INTEREST. This Release shall inure to the benefit of and shall be binding upon the undersigned parties and their respective heirs, executors, administrators, trustees, successors, and assigns.

         18. ATTORNEYS' FEES. Any party to this Release bringing suit to enforce any right or obligation hereunder shall be entitled to its reasonable and necessary attorney's fees, costs and expenses incurred in so doing, should that party prevail.

         19. MUTUAL EFFORTS. The parties hereby agree that this Release was drafted through the mutual efforts of both parties.

         20. WARRANTY OF AUTHORITY. Each signatory of this Release hereby represents and warrants that he has been duly authorized to execute this Release by the party(ies) for which he purports to act.


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         21. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Regardless
of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing Date.

         22. FURTHER ASSURANCES. At, and from time to time after, the Execution Date, at the request of any party, but without further consideration, each other party shall execute and deliver such other documents and instruments and take such other action as the requesting party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

         23. COOPERATION WITH SALE OF STOCK. Nextgen acknowledges that, beginning on June 30, 2002, there will be no contractual restrictions (other than as described in the legends on the back of the stock certificate representing such shares) on Sullivan's sale of the Retained Shares and that Sullivan will be permitted to sell the Retained Shares in accordance with the requirements of federal and state securities laws. Nextgen agrees to fully cooperate with Sullivan with respect to the transfer of the Retained Shares by Sullivan at such time as such transfer is legally permissible under Rule 144, as promulgated under the Securities Act of 1933, as amended, or any successor provision. Without limiting the generality of the foregoing, at such time as such transfer is legally permissible under Rule 144, upon the written request of Sullivan, Nextgen agrees to direct Nextgen's counsel to issue an opinion letter to Sullivan in order to facilitate the removal of the restrictive legend from the Retained Shares and the transfer of the Retained Shares, in accordance with Rule 144.



                  [Remainder of page intentionally left blank.]



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         To evidence its agreement to the terms of this Release, Point To Point
Network Services, Inc. has executed this Release as of the date first set forth above.

POINT TO POINT NETWORK SERVICES, INC.



By:
   ---------------------------------------
       Frank J. Fradella
       Chief Executive Officer





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         To evidence its agreement to the terms of this Release, Nextgen
Communications Corporation has executed this Release as of the date first set forth above.

NEXTGEN COMMUNICATIONS CORPORATION



By:
   ---------------------------------------
       Frank J. Fradella
       President and Chief Executive Officer



SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS - PAGE 12
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         To evidence his agreement to the terms of this Release, W. Michael
Sullivan has executed this Release.


-----------------------------------
W. Michael Sullivan


Date:
      ----------------------------------


COMMONWEALTH OF MASSACHUSETTS           )
                                        )
COUNTY OF __________                    )

         BEFORE ME, the undersigned authority, on this day personally appeared
W. Michael Sullivan, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity expressed.

         SUBSCRIBED AND SWORN TO BEFORE ME this ___ day of _______, 2002 to certify which witness my hand and official seal.


                                       -----------------------------------------
                                       Notary Public in and for the Commonwealth of Massachusetts


My Commission Expires:                 Notary's Printed Name:


-----------------------                -----------------------------------------



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